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                                                                   Exhibit 23.8


                           Consent of Edwards Leap & Sauer


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 of Apartment Investment and Management Company ("AIMCO") and the Joint Proxy Statement/Prospectus of AIMCO and NHP Incorporated ("NHP") included therein, and to the incorporation by reference therein of our reports dated February 3, February 15, and March 15, 1995 with respect to the audits of IDA Tower, Genesee Gardens Associates, and Buffalo Village Associates, respectively, for the year ended December 31, 1994, and to the incorporation by reference therein of our reports dated February 14, February 20, and February 23, 1996, with respect to the audits of IDA Tower, Genesee Gardens Associates, and Buffalo Village Associates, respectively, for the year ended December 31, 1995, and to the incorporation by reference therein of our reports dated February 6, February 8, and February 10, 1997, with respect to the audits of IDA Tower, Genesee Gardens Associates, and Buffalo Village Associates, respectively, for the year ended December 31, 1996, (i) for the years ended December 31, 1994, 1995 and 1996, included (for 1995 and 1996) and incorporated by reference (for 1994) in AIMCO's Current Report on Form 8-K dated June 3, 1997, as amended; (ii) for the year ended December 31, 1994, incorporated by reference in AIMCO's Current Report of Form 8-K dated April 16, 1997, as amended; and (iii) for the year ended December 31, 1994, incorporated by reference in NHP's Annual Report on
Form 10-K for the year ended December 31, 1996, as amended, all filed with the Securities and Exchange Commission.

/s/ Edwards Leap & Sauer

Edwards Leap & Sauer
Hollidaysburg, Pennsylvania
October 30, 1997